Exhibit 10.5

Pursuant to Item 601(B)(10) of Regulation S-K, certain portions of this exhibit have been redacted and, where applicable, have been marked “[***],” such redactions are immaterial and would be competitively harmful if publicly disclosed.

RESEARCH AND LICENCE AGREEMENT

between

YEDA RESEARCH AND

DEVELOPMENT COMPANY LIMITED

and

MBCURE LTD.

(i)

Execution Version

RESEARCH AND LICENCE AGREEMENT

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel of P O Box 95, Rehovot 76100, Israel

(hereinafter, “Yeda”)

and

MBCURE LTD.

a company duly registered under the laws of Israel with company number 51-522055-6, having its principal place of business at 2 Ilan Ramon Street, Science Part, Ness Ziona, 7403635, Israel

(hereinafter, “the Company”)

preamble:

WHEREAS:	(A)	in the course of research conducted at the Weizmann Institute of Science (“the Institute”), under the supervision of Dr. Eran Elinav of Department of Immunology and Professor Rotem Sorek of the Department of Molecular Genetics (“the Scientists”), the Scientists together with other scientists of the Institute (all of the aforementioned persons collectively “the Inventors”) created and/or generated the know-how and/or materials and other information described in Appendix A hereto, using the Institute’s state of the art preclinical germ-free mouse facility, anaerobic facility, robotic facility for high throughput phage discovery and sequencing facility (“the Existing Know-How”); and

(B)	the Company is: (i) interested in the performance of further research at the Institute under the supervision of the Scientists in the field of the Technology (as hereinafter defined), as specified in the Research Program (as hereinafter defined) (“the Research”); and (ii) willing, subject to and in accordance with the terms and conditions of this Agreement, to finance the performance of the Research in accordance with the Research Budget (as hereinafter defined); and

(C)	Yeda is willing, subject to and in accordance with the terms and conditions of this Agreement, to procure the performance of the Research at the Institute as aforesaid; and

(D)	by operation of Israeli law and/or under the terms of employment of the Inventors at the Institute and pursuant to an agreement between the Institute, Yeda and the Inventors, all right, title and interest of the Institute and the Inventors in and to the Know How and in and to the Initial Research Results and the Subsequent Results (all as hereinafter defined) vests and shall vest in Yeda; and

(E)	it is contemplated that following the commencement of the Research, there will be collaborative activity between the Inventors and the Company, for example by way of the provision by the Inventors of phages for validation by the Company;

(F)	subject to and in accordance with the terms of this Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, the License in respect of the Licensed Information and Yeda’s rights in the Subsequent Results and under the Yeda Patents and Yeda’s rights in the Joint Patents (all as hereinafter defined), all subject to and in accordance with the terms and conditions of this Agreement; and

(G)	the Company warrants and represents that: (i) the Company was duly incorporated on 3 March 2015, its initial purpose being to implement an “incubator project” (as such term is defined in section 2.13 of Directive No. 8.22 of the Director-General of the Ministry of the Economy (“the Ministry”)) (“the Incubators Directive”) for the development and commercialisation of Products (“the Project”); (ii) the Project has been accepted by the biotechnological incubator FutuRX Limited (“FutuRx”); (iii) pursuant to a written authorisation (“the Letter of Approval”) dated 29 December 2014 as amended on 3 March 2015, the Project was approved by the “biotechnology incubators committee” at the Ministry (as defined in section 3 of the Incubators Directive (“the Incubators Committee”) on the terms set out therein for receipt of government support (including grants) and incubator services pursuant to the Incubators Directive and applicable law; and (iv) FutuRx has undertaken to invest the amount of [***] in the Company over the course of a [***] period in excess of the investment therein required of FutuRx as an incubator pursuant to law and regulations.

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	Preamble, Appendices and Interpretation

1.1.	The Preamble and Appendices hereto form an integral part of this Agreement.

1.2.	In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1.	“Affiliated Entity”	-	shall mean, with respect to any body, any company, corporation, other entity or person (hereinafter, collectively, “entity”), which directly or indirectly, is controlled by, or controls, or is under common control with, such body. For the purposes of this definition, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfilment of the office of director or another office) and shall include, the holding, directly or indirectly, of more than [***] of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint more than [***] of the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.2.2.	“Companion Diagnostic Kits”	-	shall mean with respect to any Product or Other Product, a Diagnostic Kit as referred to in clause 1.2.17 below used in the development and/or application of such Product or Other Product;

1.2.3.	“Company Products”	-	shall mean Group 1 Company Products and Group 2 Company Products;

1.2.4.	“Company Results”	-	shall mean all and any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature covering or constituting Group 2 Company Products Discovered or occurring in the course of, or arising from, the performance of activities of any nature by the Company outside the facilities of the Institute which are not joint or collaborative with the Scientists (including via consultancy or other agreements or arrangements), WIS or Yeda and to which the Scientists have not contributed in any way;

1.2.5.	“Development Program”	-	shall mean, with respect to any Product or Products, a development program specifying the activities and timetable necessary to develop such Products to commercialisation;

1.2.6.	“Discovered”	-	shall mean, with regard to a Group 2 Product, the time when such Product or any part thereof was first identified, whether by way of a claim in a patent application or in any written record;

1.2.7.	“Distributor”		shall mean an independent third party not affiliated with either the Company or any Sublicensee with whom there is a bona fide distribution, reseller or similar agreement pursuant to which such third party does not have any rights under the Licensed Information, the Subsequent Results or the Patents and purchases Products or Other Products from the Company or a Sublicensee or from another Distributor in consideration for the purchase price therefor only (and no other consideration), solely for resale and/or distribution in the same form (meaning without any change and/or reconfiguration thereof or incorporation thereof into any other product) to another Distributor or to end-users, for monetary consideration only;

1.2.8.	“Exchange Rate”	-	shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, the average of the selling and buying exchange rates of such currency (in respect of cheques and remittances) and the US Dollar prevailing at Bank Hapoalim B.M. at the end of business on the date of calculation, payment or receipt, as the case may be;

1.2.9.	“First Commercial Sale”	-	shall mean, with respect to any Product in any country, the first commercial sale of such Product in such country after new drug approval by the U.S. Food and Drug Administration (“the FDA”), or, in the case of any member state of the European Union, the European Medicines Agency (“the EMA”) or any other national medicinal agency marketing approval or equivalent approval in such country has been obtained for such Product;

1.2.10.	“Group 1 Company Products”	-	shall mean drug products (other than WIS Products) for the treatment of any indication based on the drug product candidates detailed in the Research Program, containing bacteriophages for use as antibacterial agents where such bacteriophages were specifically developed under the Research Plan;

1.2.11.	“Group 2 Company Products”	-	shall mean drug products (other than WIS Products or Group 1 Company Products) for the treatment of any indication which contain bacteriophages for use as microbiome or Microbiota antibacterial agents or modulators, which products were developed or discovered by the Company during a period of [***] commencing on the date hereof; however, if at the expiration of such [***] period there are fewer than [***] Company Products which are drugs, such period will be extended until there are [***] Company Products in total which are drugs;

1.2.12.	“Incubator Period”	-	shall mean the period during which the Company receives services from FuturRx, as approved by the OCS from time to time, being approximately [***] in total as from the commencement date indicated in the Letter of Approval;

1.2.13.	“Initial Development Program”	-	shall mean a program detailing the research and development activities which the Company aims to accomplish during the Incubator Period, as submitted to the Incubators Committee and amended on an annual basis during the Incubator Period, and which will include all activities to be funded by the Company during the Incubator Period;

1.2.14.	“Initial Research Results”	-	shall mean all and any inventions, products, materials (which may include bacteria and phages), compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature discovered or occurring in the course of, or arising from, the performance of:

(i) the Research; or (ii) activities of any nature which are joint or collaborative between the Inventors (including via consultancy or other agreements or arrangements) and the Company,

in either case related to or underlying WIS Products (or to any Companion Diagnostic Kits to such WIS Products) as described in clause 1.2.30 below;

1.2.15.	“Investment”	-	shall mean any amount received by or invested in the Company in return for the issuance of either equity or debt, and any amounts received by the Company from the Incubators Committee or otherwise from the Office of the Chief Scientist of the Ministry of Economics (the “OCS”);

1.2.16.	“Know-How”	-	shall mean (i) the Existing Know-How; (ii) any non-patented information disclosed to the Company hereunder and which is not in the public domain, including information obtained during the Research (other than the Initial Research Results); (iii) proprietary materials emanating from the Research or part of the Existing Know How (which may include bacteria and phages); and (iv) any future developments, improvements or inventions by either of the Scientists of or related to the Technology, provided that during the calendar year in which the creation thereof occurs the Company is providing funding for research related to the Technology at the laboratories of the Scientists at the Institute in the sum of at least [***] per calendar year per each of the two laboratories (above and beyond any amounts directly required for the purchase of mice);

1.2.17.	“Licence”	-	shall mean an exclusive worldwide licence under:

(i) the Licensed Information; (ii) Yeda’s rights in the Subsequent Results; and (iii) Yeda’s rights in the Yeda Patents and the Joint Patents;

for (a) the development, testing manufacture, production, and sale of Products, (b) for the development, testing manufacture, production, and sale of drug products, other than Products, for the treatment of any indication which contain bacteriophages for use as microbiome or Microbiota antibacterial agents or modulators (“Other Products”); and (c) for the use of bacteriophages in kits to be used only for diagnosis in the development of any Product or Other Product or for the purpose of diagnosis in applying any Product or Other Product (“Diagnostic Kits”), but for the avoidance of doubt not for sale by the Company unless such Diagnostic Kits are sold with labelling showing that such Diagnostic Kits may be used only in order to determine which Product or Other Product, if any, may appropriately be used (and not for any other form of diagnosis, including with respect to products, other than a Product or Other Product), all the above in this clause 1.2.17, subject to the provisions of clause 7.1 below and the other terms and conditions of this Agreement. Notwithstanding anything to contrary in this Agreement, the Licence shall not include the use of bacteriophages to treat against free-living bacteria (such as for environmental treatment) outside the human organism, but there shall be no restriction on the Company developing such treatments independently of the Institute without any use of the Licensed Information or the Subsequent Results;

1.2.18.	“Licensed Information”	-	shall mean: (i) the Know-How; and (ii) the Initial Research Results. Specific genes or proteins for targeted anti-bacterial treatment which are identified and/or developed by any of the Scientists shall not be regarded as Technology and shall not be included in the Licensed Information;

1.2.19.	“Microbiota”	-	shall mean the community of commensal, symbiotic, and pathogenic microorganisms found within the human body;

1.2.20.	“Net Sales”	-	shall mean:

(i) the total amount invoiced by the Company or any Affiliated Entity thereof and the total amount invoiced by each Sublicensee in connection with the sale of WIS Products (including any Companion Diagnostic Kits of any WIS Products, whether sold together with or separately from any WIS Products); and

(ii) the total amount invoiced by the Company or any Affiliated Entity thereof in connection with the sale of Company Products (including any Companion Diagnostic Kits of any Company Products, whether sold together with or separately from any Company Products);

(for the avoidance of doubt, whether such sales are made before or after the First Commercial Sale of any Product in any country); in all cases after deduction of:

(i)     sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale;

(ii)   freight and insurance charges to the extent such items are separately itemised on invoices;

(iii)   credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Products previously sold;

(iv)   bad debts (as determined in accordance with relevant GAAP rules) deriving from Net Sales in respect of which royalties were paid by the Company hereunder;

provided that:

(a)    with respect to sales which are not at arms-length and/or are not in the ordinary course of business and/or are not according to then current market conditions for such a sale, the term “Net Sales” shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products (or Companion Diagnostic Kits, as applicable); and

(b)    with respect to sales by the Company of Products (or Companion Diagnostic Kits, as applicable) and/or sales by a Sublicensee of WIS Products (or Companion Diagnostic Kits, as applicable), as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, the term, “Net Sales” shall mean the higher of: (A) ”Net Sales”, as defined in paragraph (a) above; and (B) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i) and (ii) above, to the extent applicable;

1.2.21.	“Patents”	-	shall mean:

(i)     all patent applications or applications for certificates of invention covering portions of the Licensed Information and all patents or certificates of invention which may be granted thereon (“the Yeda Patents”); and

(ii)    all patent applications or applications for certificates of invention (if any) covering all or some of the Subsequent Results and all patents or certificates of invention which may be granted thereon (“the Joint Patents”);

in each case as well as all continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the aforegoing patents, but excluding: (a) patents that have been invalidated or cancelled pursuant to the final (i.e., unappealed or unappealable) judgment of a competent court; and (b) patent applications that have been withdrawn or have expired, in each case such exclusion to be effective only from the date of such invalidation, cancellation, withdrawal or expiry, as the case may be.

For the purposes of this Agreement, the term “Patent” shall also mean Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any application therefor or any other similar statutory protection (by way of patent extension or otherwise) or application therefor in any jurisdiction;

1.2.22.	“Products”	-	shall mean WIS Products and Company Products;

1.2.23.	“Research Budget”	-	shall mean the agreed research budget for the first [***] of the Research Period attached hereto and marked Appendix B, and any further research budget as may be agreed by the parties in writing from time to time;

1.2.24.	“Research Period”	-	shall mean the [***] period commencing on May 1, 2015, as such period may be extended from time to time by agreement in writing of the parties;

1.2.25.	“Research Program”	-	shall mean the research program agreed upon for the first [***] of the Research Period attached hereto and marked Appendix C, and any further research program as maybe agreed by the parties in writing from time to time;
1.2.26.	“Subcontract” and “Subcontractor”	-	shall mean a bona fide written subcontracting agreement pursuant to which a contractor is engaged on a pure work order basis for the sole purpose of manufacturing or development of a product (or part thereof) on the Company’s behalf, for monetary consideration only;

1.2.27.	“Sublicence” and “Sublicensee”	-	“Sublicence” shall mean any right granted, licence given, or agreement entered into, by the Company to or with any other person or entity, permitting any use of the Licensed Information and/or the Subsequent Results and/or the Yeda Patents and/or the Joint Patents (or any part thereof), including for the development and/or testing and/or manufacture and/or production and/or marketing and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicence or as an agreement with respect to the development and/or testing and/or manufacture and/or production and/or marketing and/or sale of Products or otherwise) and/or use of the Company Results for the development and/or testing and/or manufacture and/or production and/or marketing and/or sale of Group 2 Company Products and the term “Sublicensee” shall be construed accordingly. For the purposes of this Agreement, “Sublicensee” shall not include a Subcontractor or a Distributor, as defined herein;

1.2.28.	“Sublicensing Receipts”	-	shall mean consideration, whether monetary or otherwise, including fees and lump sum payments, received (for the avoidance of doubt, whether received before or after the First Commercial Sale in any country) by the Company for or from the grant of Sublicences and/or pursuant thereto, or in connection with the grant of an option for a Sublicence (where such option is in return for consideration) (for the further avoidance of doubt, including amounts received by the Company which constitute royalties based on sales of Company Products by Sublicensees), except for:

(i)     amounts received by the Company which constitute royalties based on sales of WIS Products by Sublicensees in respect of which royalties are payable to Yeda hereunder;

(ii)    amounts received by the Company from:

(1) a Sublicensee to cover direct costs of Product-related research or development activities to be performed by the Company for such Sublicensee after the date of signature of the relevant Sublicence (or, as the case may be, option for a Sublicence) or

(2) governmental or philanthropic sources, including the Incubators Committee, for Product-related research or development activities and actually expended by the Company (as evidenced by invoices, receipts or other appropriate documentation), provided that:

(a)    any such amounts constitute research and/or development funding only and not payment for Products nor any other type of grant or benefit,

(b)    such research and/or development activities are performed pursuant to a defined research and development program and research and development budget agreed with the relevant Sublicensee, a copy of which is provided to Yeda; and

(c)    the Company submits to Yeda a written expense report, confirmed by the Company’s independent accountant or chief financial officer, setting out the time and materials utilised, and reasonable overhead costs and other expenses actually incurred by the Company in the conduct of the said research and development activities, which report demonstrates that such amounts have actually been expended by the Company in the conduct of such research and/or development activities in accordance with such work program and budget and at the times set out therein, it being agreed, for the avoidance of doubt, that any amounts received by the Company as aforesaid, but not expended as set out in this sub-clause (ii), shall be deemed to be Sublicensing Receipts;

(iii)   amounts received by the Company which are used by the Company for the purpose of the payment of costs and fees incurred in the preparation, filing, prosecution and the like of patent applications filed in accordance herewith and the maintenance of any patents granted thereon; and

(iv)   investments in the equity or debt of the Company to the extent such investments are at fair value (amounts above fair value will be deemed Sublicensing Receipts);

1.2.29.	“Subsequent Results”	-	shall mean all and any inventions, products, materials (which may include bacteria and phages), compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature discovered or occurring in the course of, or arising from, the performance of

(i) the Research; or

(ii) activities of any nature which are joint or collaborative between the Inventors (including via consultancy or other agreements or arrangements) and the Company,

in either case related to or underlying Group 1 Company Products (including any Companion Diagnostic Kits of any Group 1 Company Products);

1.2.30.	“Technology”	-	shall mean a technology for identification and/or development of bacteriophages as candidates for targeted anti-bacterial treatment through human-body associated microbiome or Microbiota modulation;

1.2.31.	“WIS Products”	-	shall mean drug products based on the first two drug product candidates, as detailed in the Research Program (being in respect of colorectal cancer and inflammatory bowel disease), which are submitted to the Incubators Committee by the Company within the framework of the Project, containing bacteriophages for use as antibacterial agents where such bacteriophages were initially identified in the Licensed Information.

1.2.32.	the terms: “Yeda”, “the Company”, “the Institute”, “the Scientists”, “the Inventors”, “the Existing Know-How”, “the Research”, “the Ministry”, “the Incubators Directive”, “the Project”, “FutuRx”, “the Letter of Approval” and “the Incubators Committee”	-	shall bear the definitions assigned to them respectively in the heading or the preamble hereto, as the case may be.

1.3.	In this Agreement:

1.3.1.	words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations;

1.3.2.	any reference in this Agreement to the term “patent” shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect);

1.3.3.	any reference in this Agreement to the term “patent applications” shall include any provisional patent applications, PCT, national or regional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition or renewals, as well as any other applications or filings for similar statutory protection;

1.3.4.	any reference in this Agreement to the term “sale” shall include the sale, lease, rental or other disposal of any Product; and

1.3.5.	“including” and “includes” means including, without limiting the generality of any description preceding such terms.

2.	PERFORMANCE OF THE RESEARCH

2.1.	In consideration of the sums to be paid by the Company to Yeda pursuant to clause 3 below and, subject to the execution of such payments, Yeda undertakes, subject to clause 2.2 below, to procure the performance of the Research at the Institute under the supervision of the Scientists during the Research Period. By written agreement of the parties, the Research Period may be extended by such period and upon such terms and conditions as the parties shall so agree.

2.2.	If either or both of the Scientists shall cease to be available for the supervision of the performance of the Research, such cessation shall not constitute a breach of this Agreement by Yeda. In the event that either or both of the Scientists shall cease to be available as aforesaid, Yeda shall use its reasonable efforts to find from amongst the scientists of the Institute replacement scientists acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld), but no undertaking to find such replacements is given by Yeda. If no such acceptable replacement scientists can be found within [***] of either or both of the Scientists becoming unavailable as aforesaid, then the Company shall be entitled, by written notice to Yeda, to terminate the Research Period, in which event the Research Period and the performance of Research hereunder shall cease at the end of the calendar quarter during which such written notice was given. During the period between the date of such notice by the Company and the cessation of the Research, Yeda shall make reasonable efforts to procure the minimising of further Research expenses (save with respect to any obligations already undertaken which cannot be cancelled or reduced) and in co-operation with the Company shall make reasonable efforts to procure that experiments covered by the Research Budget applicable until the date of such cessation are completed. In the event of such termination, Yeda shall be released from any obligation to procure the performance of the Research during the period after such termination, and the Company shall be released from any obligation to finance the Research in respect of the period commencing after such termination, but without affecting the Licence and all the other terms and conditions of this Agreement which shall remain in full force and effect (save for those relating to the performance and financing of the Research). In the event of such termination, Yeda shall make reasonable efforts to provide to the Company all data including any raw data generated in the course of the Research.

2.3.	It is agreed that if the performance of the Research shall involve the conduct of experiments on and/or using animals, the performance of the Research and the Research Program shall be subject to the Israeli Anti-Cruelty Law, 1994 and to the approval of, and any modifications requested by, the Institutional Animal Care and Use Committee and the Safety Committee of the Institute, in order to ensure compliance with the above law. It is agreed that, in view of the fact that the performance of the Research may involve the conduct of experiments using human material (such as cells, blood, tissue, DNA, RNA, lysates, or body fluids) the performance of the Research and the Research Program shall be subject to the approval of, and any modifications requested by the Safety Committee of the Institute and the Institutional Review Board for Human Experimentation.

2.4.	It is further agreed that if the performance of the Research shall involve generators of biological diseases, as defined in the Regulation of Research into Generators of Biological Diseases Law, 2008 (“the Biological Research Law”), the performance of the Research and the Research Program shall be subject to the provisions of the Biological Research Law and to the obtaining of all the necessary approvals required thereunder. In the event that if, during the performance of Research for which initially no approval was required pursuant to the Biological Research Law, there shall be discovered findings which may increase the aggressiveness, transferability or host range of biological diseases, which findings require the suspension of the Research until the approvals required pursuant to the Biological Research Law are obtained, any such suspension of the Research shall not constitute a breach of this Agreement by Yeda.

2.5.	For the avoidance of doubt, it is agreed that nothing in this Agreement shall constitute a representation or warranty by Yeda, express or implied, (i) that any patent applications relating to the Licensed Information or the Subsequent Results or any portion thereof respectively will be granted; or (ii) that the patents obtained on any of the said patent applications are or will be valid or will afford proper protection; or (iii) that any portion of the Licensed Information or the Subsequent Results is or will be commercially exploitable or of any other value; or (iv) that the exploitation of the Patents, the Licensed Information or the Subsequent Results will not infringe the rights of any third party, save that Yeda confirms that as of the date hereof it is not aware of any allegations by any third party as to the infringement by the Licensed Information of any patent or as to the misappropriation of the Licensed Information or as to the right of Yeda to license any of the foregoing. Yeda furthermore makes no warranties and representations, express or implied, whatsoever as to the Research, the Initial Research Results, the Subsequent Results or the Licensed Information.

3.	FUNDING THE RESEARCH

3.1.	The Company undertakes to pay to Yeda the total amount (in US Dollars) of the Research Budget, as follows: during each year of the Research Period, [***] of the proportionate amount due in respect of such year in [***], payable in advance at the beginning of each [***] period during such year, the first such payment to be made on the [***] of such year (which in respect of the first year of the Research Period is the date of Company activation as indicated in the Letter of Approval), with the remaining [***] of such annual amount to be paid immediately following the delivery to the Company of the twelve-monthly research report and transfer of the reagents both as referred to in clause 4.1 below due at the end of each year of the Research Period.

3.2.	An invoice in respect of an instalment paid as aforesaid shall be issued by Yeda promptly after the receipt by Yeda of such instalment. All payments of the Research Budget shall be made by direct wire transfer to Yeda’s bank account, the details of which are set out in clause 19.8 below.

3.3.	For the avoidance of doubt, nothing contained in this Agreement shall prevent Yeda and/or the Institute from obtaining further finance for the Research from other entities, provided that such other entities are not granted any rights in respect of the Research or the Licensed Information which prejudice any rights granted to the Company under the Licence.

4.	RECORDS AND REPORTING BY YEDA

4.1.	Yeda shall procure that the Scientists (and any persons participating in the performance of the Research at the Institute under the supervision of the Scientists) will prepare and keep in accordance with practice at the Institute records of all Research activities and results. The Company will be entitled to have through Yeda reasonable access to such records, following written request from the Company to Yeda.

4.2.	Yeda will procure the preparation by the Scientists of, and shall submit to the Company: (i) an interim written report on the progress of the Research in each [***] period during the Research Period, within [***] of the end of each such [***] period, and of a written report summarising the results of the Research within [***] of the end of the Research Period; and (ii) reports of any significant findings in the Research promptly upon such findings being made.

4.3.	Yeda shall submit to the Company, with respect to each [***] period of the Research Period, a financial report setting forth the monies received and expended in connection with the Research during such [***] period. Each report as aforesaid shall be submitted to the Company not later than [***] after the end of the period covered by such report.

5.	TITLE

5.1.	Subject only to the Licence:

5.1.1.	all right, title and interest in and to the Existing Know-How and the Yeda Patents covering all or part of the Existing Know How, vest and shall vest in Yeda;

5.1.2.	all right, title and interest in and to the Know-How (other than the Existing Know-How), the Initial Research Results, the Subsequent Results, the Yeda Patents (other than the Yeda Patents covering all or part of the Existing Know How) and the Joint Patents, shall vest jointly in Yeda and the Company in equal shares.

5.2.	For the avoidance of doubt, all right, title and interest in and to the Company Results and all right, title and interest in and to all other data, results, information, know-how, and any new invention generated by the Company in connection with its activities hereunder not falling within clause 5.1.1. or 5.1.2 above (as between the Company and Yeda) vest and shall vest in the Company.

5.3.	In the event of the termination of this Agreement for any reason whatsoever, any interest which the Company shall have in the Initial Research Results and in those Yeda Patents referred to in clause 5.1.2 shall be automatically assigned to Yeda. To secure such assignment as aforesaid, concurrently with the execution of this Agreement, the Company shall execute an irrevocable Power of Attorney in the form attached hereto as Appendix D, authorising the automatic assignment of all rights of the Company in the Initial Research Results and such Yeda Patents to Yeda, upon Yeda’s written instructions, which instructions Yeda may issue in the event of the termination of this Agreement for any reason whatsoever. Such Power of Attorney shall be held in escrow by patent counsel chosen by the parties. It is understood and agreed that such patent counsel shall have no discretion, shall release such Power of Attorney to Yeda upon notice from Yeda to such patent counsel confirming that this Agreement has been terminated, and shall act upon Yeda’s instructions by virtue thereof, upon Yeda’s first demand. The Company [***] shall execute any additional document and perform any acts as may be required to do so. Notwithstanding the foregoing, any such transfer shall be subject, if required, to the consent of the Incubators Committee and/or to Yeda’s undertaking to comply with and assume any regulatory obligations in respect thereof, including the payment of royalties to the OCS.

6.	Patents; Patent Infringements

6.1.

6.1.1.	At the initiative of either party, the parties shall consult with one another regarding the filing of patent applications in respect of any portion of the Licensed Information and/or the Subsequent Results, including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, Yeda shall (subject to payment by the Company under clause 6.2 below) retain outside patent counsel approved by the Licensee to prepare, file and prosecute patent applications in respect of any portion of the Licensed Information, and the Company shall retain outside patent counsel to prepare, file and prosecute patent applications in respect of any portion of the Subsequent Results, in each case in such jurisdiction or jurisdictions as shall be determined by the parties in consultation as aforesaid. Each of Yeda and the Company (in the case of Yeda, subject to clause 6.3 below) shall also maintain at the applicable patent office any patents granted as a result of any of the above patent applications made by them respectively as aforesaid. The parties agree that their joint policy will be to seek comprehensive patent protection for all Licensed Information and Subsequent Results licensed to the Company hereunder at least in the following countries: [***], unless, with respect to any country as aforesaid and any patent application, all of the subject matter claims in such patent application are as a matter of law not patentable in such country. The Company and Yeda shall co-operate fully in the preparation, filing, prosecution and maintenance of all such patent applications and patents as aforesaid.

6.1.2.	Without derogating from the aforegoing, the Company shall [***] take all necessary steps in order to obtain, or, at Yeda’s election in the case of patents covering any part of the Licensed Information, assist Yeda to obtain, the extension of each patent referred to in this clause 6.1 above, or, in the case of a patent in any member state of the European Union, a Supplementary Protection Certificate as referred to in clause 1.2.20 above (including, the preparation and filing of applications for such extensions and Supplementary Protection Certificates), within the period prescribed therefor under applicable law and, if applicable, take all necessary steps in order to obtain “Orphan Drug” status (within the meaning of such term under the US Orphan Drug Act or under Council Regulation (EU) No. 141/2000, as the case may be), or paediatric use approval, within the period prescribed therefor under applicable law. The Company shall notify Yeda promptly in writing and shall provide a copy to Yeda of each marketing authorisation granted in respect of each Product in each country and, if applicable, of “Orphan Drug” or paediatric use approval granted in respect of a Product and shall keep Yeda informed and shall provide copies to Yeda of all documents regarding all applications, activities and/or proceedings regarding such extensions and/or any Supplementary Protection Certificates and/or “Orphan Drug” or paediatric use approval, as aforesaid.

6.1.3.	All applications to be filed in accordance with the provisions of clauses 6.1.1 and 6.1.2 above covering any part of the Existing Know-How shall be filed in the name of Yeda or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda. All applications to be filed in accordance with the provisions of clauses 6.1.1 and 6.1.2 above covering any part of the Know-How (other than the Existing Know-How), the Initial Research Results and the Subsequent Results shall be filed in the joint names of Yeda and the Company or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda and the Company in joint names.

6.2.

6.2.1.	The Company shall bear and pay all costs and fees incurred in the preparation, filing, prosecution and the like of all patent applications filed in accordance with the provisions of clauses 6.1.1 and 6.1.2 above, and the maintenance at the appropriate patent office and like of all patent applications referred to above, and all costs and fees incurred in undertaking any activities referred to in clause 6.1.2 above.

6.2.2.	Unless otherwise instructed by Yeda in writing, the Company shall, where applicable, pay directly to Yeda’s relevant outside patent counsel amounts payable by the Company pursuant to this clause 6.2 above or otherwise pursuant to this clause 6 above.

6.3.

6.3.1.	Should the Company determine that a third party is infringing one or more of the Patents or misappropriating all or some of the Licensed Information or the Subsequent Results, then the Company shall notify Yeda promptly in writing, giving full particulars of such infringement or misappropriation. The Company shall within [***] of such notification (“Notification Deadline”) indicate to Yeda in writing as to whether the Company wishes to sue for such infringement or misappropriation (the Company not being obliged to sue for such infringement or misappropriation). In the event that the Company shall fail to give any indication in writing to Yeda as aforesaid, the Company shall be deemed to have decided not to sue for such infringement or misappropriation.

6.3.2.	In the event that the Company shall notify Yeda that it wishes to sue for such infringement or misappropriation, the Company shall, as part of such notification, advise Yeda of its proposed choice of legal counsel to represent the Company in such suit. Yeda shall, within [***] of such notification, notify the Company in writing whether it approves such proposed legal counsel (such approval not to be unreasonably withheld). In the event that Yeda shall fail to respond to the Company during such [***] period, Yeda shall be deemed to have approved such legal counsel.

6.3.3.	Yeda may elect, at its own initiative, to join as a party to such suit, or Yeda may consent (in response to a request by the Company) to being named as a party to such suit (and will consent with regard to any jurisdiction where this is required in order for suit to be brought). Yeda may elect to be represented in such suit by the Company’s choice of legal counsel, or at any time during such suit, engage its own legal counsel therein.

6.3.4.	Any consent by Yeda to being named as a party to such suit may be conditional upon, inter alia, the provision by the Company of security, satisfactory to Yeda, for the payment of any expenses or costs or other liabilities incurred in connection with such suit (including the fees and costs of Yeda’s legal counsel, and attorneys’ fees, costs or other sums awarded to the counterparty in such suit) (such expenses or costs “Litigation Expenses”).

6.3.5.	All Litigation Expenses in connection with any such suit where Yeda consents to be named as a party shall be borne by the Company, which shall indemnify Yeda against any such expenses or costs or other liabilities (without derogating from the provisions of clause 12 below). Provided, however, that if Yeda shall have approved the Company’s choice of legal counsel in accordance with clause 6.3.2 above but shall have engaged its own legal counsel, Yeda shall bear the fees and costs of such legal counsel, unless such engagement shall be due to the perception of the joint legal counsel as aforesaid, whether at the commencement of such suit or thereafter, that there is or may be a conflict of interests between the Company and Yeda, or due to the Company’s legal counsel having declined to represent Yeda, in which case the Litigation Expenses shall be borne by the Company. Should Yeda elect to join such suit and choose its own legal counsel, then Yeda shall bear its own Litigation Expenses.

6.3.6.	In the event that the Company: (a) shall not have notified Yeda of the Company’s intention to commence suit by the Notification Deadline; or (b) shall not have commenced such suit within [***] thereafter, then Yeda shall have the right (but not the obligation) to commence suit for such infringement [or misappropriation.

6.4.

6.4.1.	Should the Company discover any allegation by a third party that, or be sued on the grounds that, the manufacture, use or sale of a Product by it or by a Sublicensee under any of the Patents infringes upon the patent rights of a third party, then the Company shall notify Yeda promptly in writing, giving full particulars thereof, and the Company shall, after first having consulted Yeda, be entitled to defend such suit, subject to clause 6.4.2 below.

6.4.2.	If a suit as referred to in clause 6.4.1 above includes (or it is reasonable to assume that it will include) a Patent Challenge (as hereinafter defined), then the following provisions shall apply:

6.4.2.1.	the Company shall, as part of such notification, advise Yeda of its proposed choice of legal counsel to represent the Company in such suit. Yeda shall, within [***] of such notification, notify the Company in writing whether it approves such proposed legal counsel (such approval not to be unreasonably withheld). In the event that Yeda shall fail to respond to the Company during such [***] period, Yeda shall be deemed to have approved such legal counsel;

6.4.2.2.	Yeda may elect, at its own initiative, to join as a party to such suit; and

6.4.2.3.	Yeda may elect to be represented in such suit by the Company’s choice of legal counsel, or at any time during such suit, engage its own legal counsel therein.

6.5.	With regard to any action or proceeding to which the Company is a party referred to in clauses 6.3 and 6.4 above (“Company Litigation”):

6.5.1.	Subject to the Company’s compliance with its obligation to bear Litigation Expenses as aforesaid, Yeda shall cooperate and shall use its reasonable efforts to cause the Scientists to cooperate with the Company in prosecuting or defending such Company Litigation, as relevant.

6.5.2.	No settlement, consent order, consent judgment or other voluntary final disposition of any Company Litigation may be entered into without the prior written consent of Yeda, which consent shall not be unreasonably withheld in the case of settlements for monetary damages payable by the Company or by the counterparty in such Company Litigation only. Moreover, Yeda shall not unreasonably delay its response to any request for such consent.

6.5.3.	Any recovery in any Company Litigation shall first be applied to cover costs and thereafter shall be deemed to be Sublicensing Receipts, entitling Yeda to consideration in respect thereof as set out in clause 9 below and divided between the Company and Yeda accordingly.

6.5.4.	The Company shall promptly keep Yeda informed and provide copies to Yeda of all documents regarding all Company Litigation instituted by or against the Company.

6.6.	The provisions of clauses 6.4 and 6.5 notwithstanding, if any proceeding of any nature which could lead to the invalidity of the Yeda Patents is brought before any authority (a “Patent Challenge”), then Yeda shall have the right (but not the obligation) to take over the sole defence of such Patent Challenge.

6.7.	If Yeda shall take over the sole defence of a Patent Challenge as aforesaid, or shall commence suit for infringement and misappropriation in accordance with clause 6.3.6 above, then Yeda shall take the relevant action or proceedings at Yeda’s expense, and the Company shall co-operate in such Patent Challenge or suit (either such matter an “Action”) at the Company’s expense and, if required under applicable law or contract, consent to be named as a party to any such Action. Yeda shall have full control of such Action and shall have full authority to settle such Action on such terms as Yeda shall determine. Any recovery in any such Action shall first be applied to cover the parties’ respective costs (pro rata if the recovery amount is insufficient to cover such costs in full), and shall thereafter be applied as follows: if deriving from a suit for infringement and misappropriation commenced by Yeda in accordance with clause 6.3.6 above, to be for the account of Yeda only; but if deriving from the assumption by Yeda of the sole defence of a Patent Challenge brought within the framework of a suit for infringement or misappropriation brought by the Company as aforesaid, to be split between the parties pro rata to the out-of-pocket costs that each of them incurred in connection with such proceedings.

7.	Licence

7.1.	Yeda hereby grants the Licence to the Company, and the Company hereby accepts the Licence from Yeda, during the period, for the consideration and subject to the terms and conditions set out in this Agreement. For the avoidance of doubt: (i) no licence is granted hereunder with regard to any patents or patent applications or other intellectual property (owned now or in the future by Yeda or the Institute), other than the Patents and intellectual property in the Know-How; and (ii) no licence is granted with respect to the use of bacteriophages to treat against free-living bacteria (such as for environmental treatment) outside the human organism, provided that there shall be no restriction on the Company developing such treatments independently of the Institute or Yeda without any use of the Licensed Information or the Subsequent Results;

7.2.	The Licence shall remain in force in each country in the world (with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

7.2.1.	the date of expiry in such country of the last of any Patent (including, for the avoidance of doubt, any patent application, as referred to in the definition of “Patents” in clause 1.2.20 above) in such country covering such Product to expire; or

7.2.2.	if there is any Licensed Information, Initial Research Results or Subsequent Results that is or are identifiable, secret and of value relating to such Product, the date of expiry of a period of 11 (eleven) years commencing on the date of First Commercial Sale by the Company or a Sublicensee of such Product in such country.

For the purposes of clause 7.2.1 above and clause 9.1.2 below, a Product shall be deemed to be covered by a Patent in any country even after the Patent in such country covering such Product has expired, in the event that, and for so long as, such Product is protected and/or covered by “Orphan Drug” status as referred to in clause 6.1.2 above, paediatric use approval and/or by any type of data exclusivity (including any exclusivity granted in respect of biological products pursuant to the US Biologics Price Competition and Innovation Act) or data protection or by any other regulations and/or provisions granting similar statutory or regulatory protection of such Product in such country (each of the aforegoing, “Additional Protection”).

The Company shall notify Yeda in writing immediately upon the making of each such First Commercial Sale referred to in clause 7.2.2 above, specifying its date, the country in which such sale took place and the type of Product sold.

At the end of the term of the Licence in a country or countries with respect to any Product as set forth above, subject to the Company’s continued compliance with the terms of this Agreement, the Company shall have a fully paid-up, royalty-free, exclusive, freely sublicenseable and assignable, perpetual and irrevocable licence in relation to the intellectual property included in the Licence and constituting know-how in such country or countries with respect to such Product which has not at such time become part of the public domain.

With respect to each Other Product, the Licence shall remain in force in each country in the world for so long as this Agreement has not been terminated in accordance with the provisions of this Agreement.

7.3.	A Sublicence under the Licence with respect to Products may be granted by the Company without the prior written consent of Yeda, provided that:

7.3.1.	the proposed Sublicence is for monetary consideration or money’s worth only;

7.3.2.	the proposed Sublicence is to be granted in a bona fide arms-length commercial transaction, or if the proposed Sublicence is to be granted to an Affiliated Entity or a shareholder of the Company, such Sublicence shall be granted on market terms;

7.3.3.	a draft of the proposed Sublicence (either final or close to final) is submitted to Yeda at least [***] prior to the signature thereof;

7.3.4.	the proposed Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence and contain, inter alia, the following terms and conditions:

7.3.4.1.	the Sublicence shall expire automatically on the termination of the Licence for any reason, provided, however, that if pursuant to such Sublicence, such Sublicensee is granted an exclusive worldwide Sublicence in respect of one or more Products, and if such Sublicensee is not at the time of such termination in breach of its Sublicence with the Company such that the Company would have the right to terminate such Sublicence, Yeda shall be obligated, if such Sublicensee shall so request within [***] from the date of such termination, to negotiate in good faith with such Sublicensee the grant to such Sublicensee of a licence upon the same terms and conditions as this Agreement, or if applicable, in view of the scope of the Sublicence, substantially the same terms and conditions as this Agreement, for the development, testing manufacture, production, and sale of such Product or Products, mutatis mutandis, as if such Sublicensee had been the original licensee hereunder in respect of such Product or Products, provided that such Sublicensee has also agreed to indemnify Yeda, to Yeda’s satisfaction, against any losses or damage (including legal costs) resulting from or in connection with any claims brought by the Company following or in connection with such termination;

7.3.4.2.	the Company shall have audit rights vis-à-vis the Sublicensee consistent with Yeda’s rights under clause 9.5, and should the Company fail to exercise its rights thereunder, following Yeda’s demand, Yeda shall be entitled to appoint its representative to carry out such inspection in the Company’s stead.

7.3.4.3.	the Sublicensee shall be bound by provisions substantially similar to those in clause 10 below relating to confidentiality binding the Company (the obligations of the Sublicensee so arising being addressed also to Yeda directly);

7.3.4.4.	an exclusion of liability and indemnification undertaking in the same form, mutatis mutandis, as the provisions of clause 12 below (the indemnification obligations of the Sublicensee to be given also in favour of, and shall be actionable by Yeda, the Institute, any director, officer or employee of Yeda or of the Institute, or by the Inventors);

7.3.4.5.	all terms necessary to enable performance by the Company of its obligations hereunder;

7.3.4.6.	that the Sublicence shall not be assignable, otherwise transferable or further sublicenseable, save that the Sublicence shall be further sublicenseable (“Further Sublicence”) provided that:

(i)	the proposed Further Sublicence shall be consistent, mutatis mutandis, with the provisions of clauses 7.3.1, 7.3.2, 7.3.4.1 (other than the proviso thereto) to 7.3.4.5, this clause 7.3.4.6 and 7.3.4.7 as if references in such clauses to “Sublicence” or “Sublicensee” were references to “Further Sublicence” or “Further Sublicensee” respectively;

(ii)	the proposed Further Sublicence shall not be assignable, otherwise transferable or further sublicenseable; and

(ii)	any act or omission by the Further Sublicensee which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company shall constitute a breach of the Further Sublicence entitling the Sublicensee to terminate the Sublicence, and the Company hereby undertakes to procure that the Sublicensee will be obliged to inform the Company of such breach, to inform Yeda forthwith upon receipt of knowledge by the Company of such breach and, at the request of Yeda, and at the Company’s cost and expense, to procure that the Sublicensee shall exercise such right of termination.

In the event that a Further Sublicence shall be granted, all references in this Agreement to a Sublicensee shall be deemed to include references to a Further Sublicensee (for the avoidance of doubt, including in the definition of Net Sales and with respect to all payment obligations pursuant to clause 9 below).

7.3.4.7.	that: (i) a copy of the agreement granting the Sublicence shall be made available to Yeda, within [***] of its execution; (ii) no amendments shall be made to any such Sublicence agreement which are not consistent with the criteria set out in this clause 7.3.4; and (iii) the Company shall submit to Yeda copies of all such amendments (as approved by Yeda, if required), promptly upon execution thereof;

and

7.3.5.	any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, and which is not cured during the relevant cure period pursuant to this Agreement shall constitute a breach of the Sublicence with the Company entitling the Company to terminate the Sublicence, and the Company hereby undertakes to inform Yeda forthwith upon receipt of knowledge by the Company of such uncured breach and, at the request of Yeda, and at the Company’s cost and expense, to exercise such right of termination.

7.4.	A Sublicence under the Licence with respect to Other Products may be granted by the Company without the prior written consent of Yeda, provided only that the provisions of clauses 7.3.4.1 (other than the proviso thereto), 7.3.4.3, 7.3.4.4 and 7.3.5 above shall apply thereto.

7.5.	For the avoidance of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information, the Subsequent Results, the Yeda Patents or the Joint Patents with respect to Products or Other Products or to develop, test, manufacture, produce and/or sell the Products or Other Products or any part of any of the aforegoing, save by way of Sublicence within the meaning of such term in clause 1.2.26 above or by way of a Subcontract with a Subcontractor and a distribution agreement with a Distributor and subject to the conditions of this clause 7 relating to any such grant.

7.6.	The Company and/or its Sublicensees shall be entitled to enter into Subcontracts with Subcontractors and distribution agreements with Distributors without obtaining Yeda’s consent, provided that: (i) with regard to any agreement with such Distributor the terms of clauses 7.3.4.1, 7.3.4.2 and 7.3.4.4 and 7.3.4.5 are observed, mutatis mutandis; (ii) without in any way derogating from the Company’s obligations under this Agreement, the Company shall be liable to Yeda for any loss or damage caused to Yeda in connection with or resulting from the grant of such rights; and (iii) any sales of Products made by any Distributor shall only be without making any alteration to such Products. The Company shall provide Yeda with a copy of all agreements entered into with Distributors as part of any audit carried out by Yeda pursuant to clause 9.5 below.

7.7.	The parties acknowledge that the Scientists plan to attempt to develop outside of the Research Program at the Institute a unique animal model intended to combine genetic and Microbiota simulation of inflammatory bowel disease (“Currently Planned Model”). In addition, the Scientists may develop, outside of the Research Program, other unique animal models intended to combine genetic and Microbiota simulation of human diseases, which Yeda and the Company may (without being under any obligation to do so) expressly agree are to be used within the framework of an agreed Research Program (such other unique animal models as aforesaid, which Yeda and the Company have in fact expressly agreed are to be used within the framework of an agreed Research Program, “Other Models”). In the event that the Currently Planned Model or any Other Models (collectively “Models”) are developed as aforesaid, then, during the term hereof, for such time as such Models are reasonably available, Yeda will use good faith efforts to procure that the Company will be provided with (and shall be granted a non-exclusive licence to use) such Models (if and when developed and, with respect to Other Models, for the avoidance of doubt, if Yeda and the Company have in fact expressly agreed that such Other Models are to be used within the framework of an agreed Research Program), at the actual cost of provision of such service, solely for the purpose of use as tools in enhancing the development of Products within the framework of the development of Products as referred to in clause 8 below, with no additional consideration being due to Yeda or to the Scientists in respect of such use, subject to the compliance by the Company with all conditions (determined by Yeda, the Institute, the Scientists or otherwise) necessary to permit such use (including, if so required by Yeda, the signature of a separate material transfer or services agreement) and subject to Yeda’s obligations to any third party that may fund or own the Models or components thereof (though the Company will not be afforded entry to the facility where the Models are kept). For purposes hereof, actual cost of the provision of such services means the actual out-of-pocket cost, plus overhead, in accordance with the Institute’s customary terms, of providing the Models, and not any development costs. For the avoidance of doubt, all right, title and interest in the Models shall remain with Yeda, and any data and results that may be generated from the Company’s use of the Models shall be deemed Subsequent Results and jointly owned pursuant to clause 5.1.2. The parties acknowledge that the Research Program (Appendix C) envisages the use of the Currently Planned Model, if developed and available in the course of the Research.

7.8.	For the avoidance of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute or the Inventors from using the Licensed Information, the Subsequent Results, the Yeda Patents and the Joint Patents for internal academic research, which shall include transfer to other scientists of the Institute. Yeda and the Institute shall not transfer phages or sequences of phages created within the framework of the Research financed by the Company in accordance with the provisions of this Agreement, to any third party, including scientists at institutions other than the Institute. Other materials and data created within the framework of the Research financed by the Company in accordance with the provisions of this Agreement may be transferred by Yeda and the Institute to scientists at institutions other than the Institute solely for academic research purposes and only under a Material Transfer Agreement in the form attached hereto as Appendix E.

8.	Development and CommercialiSation

8.1.	The Initial Development Program is attached hereto as Appendix F. The Company will submit to Yeda copies of all additional or amended Development Programs for the development of Products as approved by the Company’s board of directors from time to time following the date hereof, as soon as practicable after the date of approval (each such Development Program a “Development Program”). The foregoing notwithstanding, the Company undertakes to submit copies of the following Development Programs: (i) during the Incubator Period, such development programs as are filed with the OCS, and (ii) within [***] of the end of the Incubator Period, a Development Program covering the period up to the end of Phase I clinical studies for at least [***] Products, to include milestones at intervals of no more than [***].

8.2.	The Company is of the opinion that the Existing Know-How is revolutionary and that to the best of its knowledge, no product containing phages has been approved as a therapeutic to date. As the scientific, technical and regulatory hurdles that will be encountered in developing, producing, testing and registering Licensed Products cannot be assessed at present, the Company cannot commit to carrying out the Development Programs within set time frames. The Company does undertake, however, at its own expense, to use commercially reasonable efforts to expedite the commencement of the commercial sale of the Products (compliance with such obligation will be evaluated on the basis of current industry standards for research and development activities applicable to companies of similar size as the Company as generally applied to products of similar potential at similar stages in their life cycles), and to make commercially reasonable efforts to raise sufficient funds to carry out the Development Programs. The Company further undertakes to continue with development and/or commercialisation of at least [***] Products diligently throughout the period of the Licence.

8.3.	During the Incubator Period, the Company shall provide Yeda with copies of the reports that it submits to the OCS. Thereafter, on [***] of each calendar year, the Company shall provide Yeda with written progress reports (“Progress Reports”) which shall include descriptions of the progress and results, if any, of: (i) the tests and trials (if applicable) conducted and all other actions taken by the Company pursuant to the Initial Development Program or any other Development Program; (ii) manufacturing, sublicensing, marketing and sales; (iii) the Company’s plans in respect of the testing, undertaking of trials (if applicable) or commercialisation of Products; and (v) the amount of money invested in the Company during the preceding [***]. If the Company has provided a Development Program for more than 1 (one) Product, then such Progress Report shall provide such information separately for each such Product. The Company shall also provide any reasonable additional data that Yeda requires to evaluate the performance of the Company hereunder.

8.4.	For the avoidance of doubt, without derogating from the remaining provisions of this clause 8 or of clause 13.2 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program.

8.5.	The Company shall mark, and cause all its Sublicensees and Distributors to mark, all Products (including any Companion Diagnostic Kits of any Products) that are manufactured or sold under this Agreement with the number or numbers of each Patent applicable to such Product (or Companion Diagnostic Kit, as applicable).

8.6.	Without derogating from the aforegoing in this clause 8, the Company undertakes that an average of [***], calculated on a [***] rolling basis (meaning, in respect of [***]), (but no less than [***]) will be invested (by the Company and/or by a Sublicensee, if a Sublicence has been entered into) in the development of Products, [***].

9.	Royalties

9.1.	In consideration for the grant of the Licence, the Company shall pay Yeda:

9.1.1.	a non-refundable licence fee of US $10,000 (ten thousand) United States Dollars) per year (or part thereof) during the term of this Agreement (“the Annual Licence Fee”) to be paid in advance at [***] during the term of this Agreement, commencing on [***] following the date on which the written report at the end of the Research Period, as referred to in clause 4.1 above, was provided to the Company, and thereafter on each 1 January during the term of the Licence;

9.1.2.	the following royalty amounts:

9.1.2.1.	a royalty of the following percentages of Net Sales of WIS Products (including any Companion Diagnostic Kits of any such WIS Products) by or on behalf of the Company or any Sublicensees:

a)	[***] on Net Sales [***];

b)	[***] on Net Sales [***]; and

c)	[***] on Net Sales [***];

and

9.1.2.2.	a royalty of the following percentages of Net Sales by or on behalf of the Company of Company Products (including any Companion Diagnostic Kits of any such Company Products):

a)	[***] on Net Sales [***];

b)	[***] on Net Sales [***]; and

c)	[***] on Net Sales [***];

provided that in respect of Group 2 Company Products which were Discovered during the [***] period commencing [***], such rates will be payable [***], and in respect of Group 2 Company Products which were Discovered during subsequent [***] periods commencing [***], such rates will be payable [***] per each [***] period starting as from [***].

provided further that:

i)	in the event that there are any sales of a Product in any country that are not, at the time of such sales, covered by a Patent (within the meaning of such term in clause 1.2.20 above) and/or by Additional Protection as referred to in the third last paragraph of clause 7.2 above, in such country, then the royalty rate referred to in clauses 9.1.2.1 and 9.1.2.2 above shall, with respect to Net Sales of such Product made in such country during the period such Product is not so covered by a Patent as aforesaid, be reduced by [***], or by [***] upon the commencement of sale in such country of a product which is a Generic Equivalent to such Product. In this clause 9.1.2, “a Generic Equivalent” shall, with respect to any Product, mean a product in respect of which the following applies: (1) such product has the same active ingredient as such Product; and (2) such product has a full and unchallenged marketing approval as a generic equivalent of such Product by the appropriate regulatory authority and, in each case, is administered by a mode of administration substantially similar to such Product; and

ii)	if, after arm’s length bona fide negotiations, the Company enters into a licence agreement with any third party the subject matter of which licence is employed in the provision of technologies for production, manufacturing, stabilisation, storage, quality assurance or delivery of a Product or other active ingredients thereof, or which licence is required in order to prevent the infringement by a Product of the rights of such third party, the Company may reduce the royalty rate applicable hereunder (only with respect to any Product and in any country to which such licence relates) by [***] of the additional royalty rate beyond the first [***] payable to such third party; provided, however, that in no event will the royalty rate otherwise due to Yeda be reduced to less than [***] of the percentages set out in 9.1.2.1(a) to (c) and 9.1.2.2(a) to (c) above;

and

9.1.3.	the following percentages of all Sublicensing Receipts:

a)	[***] of all Sublicensing Receipts [***];

b)	[***] of all Sublicensing Receipts [***];

c)	[***] of all Sublicensing Receipts [***];

d)	[***] of all Sublicensing Receipts [***];

provided, however, that:

i)	the amount payable to Yeda as a percentage of Sublicensing Receipts in respect of amounts received by the Company which constitute royalties based on sales of Company Products by Sublicensees shall not be less than an amount equal to [***] of the Net Sales of [***]; and

ii)	in the event that payment from a Sublicensee to the Company in respect of Net Sales of Company Products shall, pursuant to the relevant Sublicence, cease due to lack of exclusivity or Patent protection as aforesaid, the Company will be relieved of its obligations to pay royalties on Net Sales of Company Products by Sublicensees pursuant to clause 9.1.2.1;

iii)	for the avoidance of doubt, Yeda shall be entitled to receive percentages of Sublicensing Receipts which constitute royalties based on sales of Group 2 Company Products by Sublicensees in respect of the entire term of such Sublicence, including after the term of this Agreement; the provisions of this clause shall survive the termination or expiry of this Agreement; and

iv)	Yeda shall not be entitled to receive percentages of Sublicensing Receipts under Sublicenses that pertain solely to Other Products.

For the avoidance of doubt, the Company undertakes that all sales (within the meaning of such term in clause 1.3.4 above) of Products by the Company and each Sublicensee shall be for cash consideration only, save for reasonable quantities of Products provided for testing, registration and marketing purposes.

9.2.	In calculating Net Sales, Sublicensing Receipts, all amounts shall be expressed in US Dollars and any amount received or invoiced in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be. For the avoidance of doubt, in calculating amounts received by the Company, whether by way of Net Sales or Sublicensing Receipts, any amount deducted or withheld in connection with any payment to the Company, on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, as having been received by the Company; provided that, in the case of a deduction or withholding in respect of Sublicensing Receipts only, in the event that the Company would not under Israeli or other applicable law be entitled to claim a corresponding tax credit or reimbursement in respect of the amount deducted or withheld, even assuming that in the relevant tax year the Company were to be liable to pay tax in Israel or other applicable jurisdiction, such amount would not be deemed to be a Sublicensing Receipt.

9.3.

9.3.1.	Amounts payable to Yeda in terms of this clause 9 shall be paid to Yeda in US Dollars: (i) in the case of Net Sales, on a [***] and no later than [***] after the end of each [***] (provided that with respect only to the first [***] in which any Net Sales are made, the payment for such [***] will be made within [***] after the end of the [***]); or (ii) in the case of Sublicensing Receipts, no later than [***] after any such Sublicensing Receipts are received by the Company from any Sublicensees.

9.3.2.	The Company shall submit to Yeda: (i) no later than [***] after any Sublicensing Receipts are received, an interim written report setting out amounts owing to Yeda in respect of such Sublicensing Receipts, and (ii) no later than [***] after the end of each [***], commencing with the [***] in which any Net Sales are made or Sublicensing Receipts are received by the Company, a report, in a form acceptable to Yeda, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Yeda in respect of such previous [***] (or with respect to the [***] in which any Net Sales are made, the [***]) to which the report refers, and with full details of:

9.3.2.1.	(i)	the sales made by the Company and Sublicensees, including a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products (including any Companion Diagnostic Kits of any Products)sold;

(ii)	the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof;

(iii)	deductions applicable, as provided in the definition of “Net Sales”; and

(iv)	any other matter necessary to enable the determination of the amounts of royalties payable hereunder.

9.4.	The Company shall keep and shall contractually oblige its Sublicensees to keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Company shall supply Yeda at the end of each [***], commencing with the [***] in which any amount is payable by the Company to Yeda under this clause 9, a report signed by the Company’s chief financial officer in respect of the amounts due to Yeda pursuant to this clause 9 in respect of the year covered by the said report and containing details in accordance with clause 9.3 above in respect of the [***] reports. The Company shall retain and shall require and contractually oblige its Sublicensees to supply it with similar reports which may be divulged to Yeda’s representatives pursuant clause 9.5 and to retain the aforegoing books of account for [***] after the end of each [***] during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for [***] after the end of the [***] in which such termination becomes effective.

9.5.	At Yeda’s expense, Yeda shall be entitled to appoint representatives to inspect during normal business hours and to make copies of the Company’s books of account, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 9, provided however that Yeda shall coordinate such inspection with the Company in advance. The Company shall take all steps necessary so that all such books of account, records and other documentation of the Company is available for inspection as aforesaid at a single location. Yeda shall not be entitled to exercise this right more than [***] a year. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yeda in respect of any year of the Agreement in an amount exceeding [***] of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 18.7 below), bear the costs of such inspection. The Company shall inspect and obtain copies of any Sublicensee’s books of account, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 9 in accordance with the provisions of this clause 9.5, mutatis mutandis, provided that if the Company shall fail, following Yeda’s demand, to carry out such inspection, Yeda shall be entitled to exercise such rights of inspection with regard to any Sublicensee. The provisions of this clause 9.5 shall survive the termination of this Agreement for whatsoever reason for a period of [***] after the end of the calendar year in which such termination becomes effective.

10.	Confidentiality

10.1.	The Company shall maintain in confidence all information or data relating to the Patents, the Licensed Information, the Subsequent Results, this Agreement and the terms hereof (hereinafter, collectively referred to as “the Confidential Information”), except and to the extent that the Company can prove that any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee or a Distributor of this obligation of confidentiality) and except with regard to that portion, if any, of the Confidential Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the foregoing, the Company may disclose to its personnel, Distributors and Sublicensees, potential investors, FutuRx and the Incubators Committee the Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind any such persons or entities with a similar undertaking of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel or any Distributor or any Sublicensee of such undertakings of confidentiality as if such breach were a breach by the Company itself.

10.2.	In addition to and without derogating from the aforegoing, the Company undertakes not to make mention of the names of Yeda, the Inventors, the Institute or any scientists or other employees of the Institute or any employee of Yeda in any manner or for any purpose whatsoever in relation to this Agreement, its subject-matter and any matter arising from this Agreement or otherwise, unless the prior written approval of Yeda thereto has been obtained.

10.3.	Notwithstanding the provisions of clauses 10.1 and 10.2 above, the Company shall not be prevented from mentioning the name of Yeda, the Inventors, the Institute and/or any scientists or other employees of the Institute or any employee of Yeda or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence, or in the fulfilment of any legal duty owed to any competent authority (including a duty to make regulatory filings); The text that the Company may use in context of fundraising such as in a private placement memorandum or a public offering registration statement is attached hereto as Appendix G. Any other mention shall be subject to Yeda’s consent, which consent shall not be withheld unreasonably.

10.4.	Yeda shall maintain in confidence all information received by Yeda from the Company which has been designated by the Company in writing and in advance as confidential as well as all plans and reports received from the Company hereunder (including reports originating with its Affiliated Entities and Sublicensees), except and to the extent that: (i) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda of this obligation of confidentiality) or is released by the Company from this obligation of confidentiality by notice in writing; (ii) Yeda is required to disclose such information in order to fulfil its obligations under this Agreement (including in connection with the filing and prosecution of patent applications in accordance with the provisions of clause 6 above); or (iii) Yeda is required to disclose such information in fulfilment of any legal duty owed to any competent authority (the Company hereby acknowledging that it is aware that such competent authority may not be bound by any confidentiality obligations and may disclose or be required to disclose such information to a third party, whether by order of court or by law or otherwise). For the avoidance of doubt, the provisions of this clause 10.4 shall not apply in respect of any information (not being Licensed Information) independently developed at the Institute without reference to the confidential information received from the Company.

10.5.	For the avoidance of doubt, Yeda shall have the right to allow the scientists of the Institute to publish articles relating to the Licensed Information and the Subsequent Results in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, on the condition that, to the extent that the information to be published or disclosed is Licensed Information which is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company at least [***] before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within [***] from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within [***] from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the postponement of such publication or disclosure so as not adversely to affect the Company’s interests under the Licence because such Licensed Information is patentable subject-matter for which patent protection pursuant to clause 6.1 above should be sought, then Yeda shall not permit such publication or disclosure unless and until there shall first have been filed an appropriate patent application in respect of the material to be published or disclosed as aforesaid. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will use its best efforts not to oppose such publications. In no event may any such publications contain the Confidential Information of the Company.

10.6.	The obligations of the parties under this clause 10 shall survive any termination of this Agreement for a period of [***] (other than Yeda’s obligations pursuant to clause 10.5 which shall terminate upon the termination of this Agreement), but without derogating from Yeda’s right to commercialise pursuant to clause 13.5 below.

11.	Assignment

The Company may assign or encumber all of its rights or obligations under this Agreement or arising therefrom, provided that (save where any such assignment would constitute an event entitling Yeda to an Exit Fee as set out in clause 15 below) any consideration received by the Company in respect of an assignment as aforesaid shall be deemed to be Sublicensing Receipts, entitling Yeda to consideration as set out in clause 9.1.3(b) to (d) above, and to which the other relevant provisions of clause 9 above shall apply, mutatis mutandis. Any assignment permitted under this clause 11 shall be subject to the assignee undertaking to Yeda in writing, in a form reasonably acceptable to Yeda, to be bound by all obligations of the Company under this Agreement.

12.	Exclusion of Liability and Indemnification

12.1.	Yeda, the Inventors, the Institute and the directors, officers and employees of Yeda and/or of the Institute (hereinafter collectively “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) of whatever kind or nature (all of the aforegoing, collectively, “Liabilities”) caused to or suffered by any person or entity (including the Company or any Sublicensee or Further Sublicensee or Distributor of either) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence, including directly or indirectly arising out of or resulting from or encountered in connection with: (i) the development, manufacture, sale or use of any of the Products or Other Products (including any Companion Diagnostic Kits of any Products or Other Products) by the Company, any Sublicensee, any Further Sublicensee, any Distributor or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products or Other Products (including any Companion Diagnostic Kits of any Products or Other Products) from any of the aforegoing; or (ii) the exploitation or use by the Company or any Sublicensee or any Further Sublicensee or any Distributor of the Licensed Information or any part thereof, including of any data or information given, if given, in accordance with this Agreement.

12.2.	In the event that any of the Indemnitees should incur or suffer any Liabilities that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence as aforesaid in clause 12.1 above, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in clause 12.1 above, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such Liabilities (including, for the avoidance of doubt, legal costs and attorneys’ fees). Without limiting the generality of the aforegoing, the Company’s indemnification as aforesaid and the exclusion of liability in clause 12.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses (in each case whether based in tort, contract or otherwise) attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

12.3.	The Company shall at its own expense insure its liability pursuant to clause 12.2 above during the period beginning on the date of the signing of this Agreement and continuing during the entire period that the Licence is in force in any country, plus an additional period of [***]. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be the Company, the Inventors, Yeda and the Institute and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least [***] in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy or policies within [***] of the date of issue of each such policy.

12.4.	The provisions of this clause 12 shall survive the termination of this Agreement for whatsoever reason but without derogating from Yeda’s right to commercialise pursuant to clause 13.5 below.

13.	Term and Termination

13.1.	Save as set out hereunder or unless otherwise agreed to in writing, this Agreement shall terminate upon the occurrence of the later of the following:

13.1.1.	the date of expiry of the last of the Patents; or

13.1.2.	the expiry of a continuous period of 15 (fifteen) years during which there shall not have been a First Commercial Sale of any Product in any country.

13.2.	The Company shall have the right to terminate this Agreement by [***] advance written notice to Yeda at any time prior to the First Commercial Sale in respect of the first Product, provided that such notice is accompanied by a written undertaking to Yeda that (i) the Company will not and does not intend to develop, test, manufacture, produce or sell WIS Products or Group 1 Company Products; and (ii) should the Company develop, test, manufacture, produce or sell Group 2 Company Products, the financial provisions of this Agreement relating thereto, including clauses 9.1.2.2 and 9.1.3, solely as relating to Group 2 Company Products, shall continue to apply in accordance with their terms, as though this Agreement had remained in force and effect.

13.3.	Notwithstanding anything to the contrary contained in this Agreement:

13.3.1.	Yeda shall be entitled (without derogating from clause 7.3.4.1 above) to terminate the Licence hereunder, by written notice to the Company (effective immediately), such termination being its sole remedy in respect of the matters set out below, if:

13.3.1.1.	the Company shall fail to meet the requirement set out in clause 8.6; or

13.3.1.2.	the Company shall, at any given time, have fewer than [***] Products in active development or continuous sales (where “continuous sales” in relation to a Product shall mean that there shall not have been a period of [***] or more during which no sales of such Product shall have taken place (except as a result of force majeure or other factors beyond the control of the Company); or

13.3.1.3.	a Phase I clinical study in respect of at least [***] Product shall not have commenced within [***] from the date projected by the Company pursuant to clause 8.1, unless the Company can demonstrate that it is making diligent efforts to achieve commencement of Phase I clinical studies as aforesaid.

13.3.2.	Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if the Company challenges the validity of any of the Patents. If any such challenge is unsuccessful, the Company shall (in addition to Yeda’s right to terminate pursuant to this clause 13.3.2) pay to Yeda liquidated damages in the amounts of [***], such liquidated damages being a genuine pre-estimate of the damage that would be incurred by Yeda as a result of any such challenge.

13.4.	Without derogating from the parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within [***] (or, in the case of failure by the Company to pay any amount due from the Company to Yeda pursuant to or in connection with this Agreement on or before the due date of payment, [***] after receipt of a written notice from the other party in respect of such breach, or (ii) the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party’s assets, or a substantial portion thereof, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 13.3 above under the laws of any jurisdiction occurs in respect of such other party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within [***] of the grant of such order or the performance of such act. Notwithstanding the foregoing, any delay in payment by the Company of no more than [***], occurring no more than [***] per year, caused by a corresponding delay in receiving payment from a Sublicensee, which occurs in the ordinary course of business, shall not be grounds for termination by Yeda pursuant to this clause 13.4.

13.5.	Upon the termination of this Agreement for whatever reason, except for the termination of this Agreement due to the passage of time: (i) all rights in and to the Licensed Information and the Yeda Patents and Yeda’s rights in the Subsequent Results and the Joint Patents shall revert to Yeda and the Company shall not be entitled to make any further use thereof and the Company shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in the Company’s possession in any way containing, representing or embodying the Licensed Information; and (ii) the Company shall grant to Yeda a non-exclusive, irrevocable, perpetual, fully paid-up, sublicenseable, worldwide licence in respect of the Company’s rights in the Subsequent Results and the Company’s Information (subject, if required, to the consent of the Incubators Committee and/or to Yeda’s undertaking to comply with any regulatory obligations and to assume any royalty obligations in respect thereof). In this clause 13.5, the term “the Company’s Information” shall mean any invention, product, material, method, process, technique, know-how, data, information or other result which does not form part of the Licensed Information, the Initial Research Results or the Subsequent Results, discovered or occurring in the course of or arising from the performance by the Company of the development work pursuant to clause 8 above, including any regulatory filing or approval, filed or obtained by the Company in respect of WIS Products and Group I Products (including any Companion Diagnostic Kits of any WIS Products or Group 1 Products, all communications with the regulatory authorities, the drug master file and any data, information or document covered by data protection or data exclusivity. Yeda shall bear all out-of-pocket costs reasonably incurred by the Company in order to comply with the provisions of this clause 13.5. For the avoidance of doubt, nothing in the foregoing shall be construed as an obligation on the part of the Company to deliver to Yeda any physical matter relating to Group 2 Company Products or to any Other Products.

13.6.	In the event that this Agreement shall be terminated, other than by way of termination by Yeda pursuant to clause 13.4 above, and that Yeda shall grant to a third party a licence in respect of the Subsequent Results, the Joint Patents and/or the Company’s Information (either without or together with the Licensed Information and the Yeda Patents) and Yeda shall receive in respect of such licence consideration, then, subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of this Agreement as aforesaid, Yeda shall pay to the Company an amount equal to [***] of the Net Proceeds actually received by Yeda in respect of such a licence to Company Products and [***] of the Net Proceeds actually received by Yeda in consideration of such a licence to WIS Products, until such time as the Company shall have received, in aggregate, an amount equal to (i) [***] the amount invested by the Company (not including grants funding and any payments made to Yeda hereunder or to the Scientists under any consultancy agreement for research into Group 1 Products) in the development of the Products included within the scope of such licences and (ii) the amount of any obligations of the Company to repay or pay royalties in respect of grants awarded for the development of any Products incorporating such Subsequent Results, Joint Patents and/or Company’s Information included within the scope of such licences, but only to the extent such obligations are not assumed by Yeda. The provisions of clauses 9.3 through 9.5 shall apply with respect to payments to the Company in respect of Net Proceeds, mutatis mutandis.

For the purpose of this clause 13.6, “Net Proceeds” means any consideration actually received by Yeda in respect of such licence in cash or in kind (excluding funds or grants for research and/or development at the Institute or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yeda in connection with such licence (including, without limitation, patent related costs, and all attorneys’ fees and expenses and other costs and expenses in connection with the negotiation, conclusion and administration of such licence).

13.7.	The termination of this Agreement for any reason shall not relieve the Company of any obligations which shall have accrued prior to such termination.

14.	EQUITY

14.1.	The Company will, on the date of signature of this Agreement, issue to Yeda, in consideration for their nominal value, a number of ordinary shares of the Company, representing, immediately after the issue thereof, [***] of the Company’s issued and outstanding share capital of the Company, on a Fully Diluted Basis (“Yeda’s Shares”), as per the cap table attached hereto as Appendix H. The rights to be attached to Yeda’s Shares will be identical to those rights attached to any ordinary shares in the Company issued or transferred to the incorporating shareholders of the Company. In this clause 14, “Fully Diluted Basis” shall mean, after taking into account all issued and outstanding share capital of the Company, all securities issuable upon the conversion of any then-existing convertible securities or loans, the exercise of all outstanding warrants or options and any other right granted to any third party to receive shares in the Company, as if all such matters had been converted or exercised, as applicable. For the avoidance of doubt, commitments by the shareholders to invest further funds in the Company against receipt of preferred shares of nominal value NIS 0.01 each of the Company (the “Preferred Shares”), beyond the Ordinary Share Investment (defined below) shall not be taken into account for the purpose of calculating the Fully Diluted Basis. [REINSTATED]
14.2.	The Company undertakes that Yeda’s percentage ownership of the Company as aforesaid will not be diluted by grants from the OCS which are invested in the Company within the framework of the biotechnological incubator operated by FutuRx pursuant to Directive 8.22 of the Director General of the Israeli Ministry of Economy (“FutuRx Investment Amount”) or by investments in the Company by way of irredeemable ordinary share capital, including ordinary share capital invested by way of matching funds to the FutuRx Investment Amount as required under the terms of the OCS grants (the “Ordinary Share Investment”), in the aggregate amount of [***].

14.3.	Upon expiry of the Incubator Period, in the event that the sum of the FutuRx Investment Amount and the Ordinary Share Investment shall equal or exceed [***] in aggregate, then no further shares of the Company shall be issued to Yeda. To the extent that such sum shall be less than [***] in aggregate, then the Company shall issue to Yeda further fully-paid up ordinary shares in the Company as per the formula shown in Appendix I attached hereto.

14.4.	Yeda shall be entitled, free of any restriction, whether in the Company’s articles of association or otherwise, to transfer any or all of the Shares to the Institute or to any scientist, employee or any other person entitled to receive shares under the rules of the Institute or to a trust created for the benefit of any of the aforementioned persons (all such entities “Permitted Transferees”).

14.5.	In the event that the Company shall propose at any time to issue (any such proposed issue a “Share Issue”) any shares therein or other securities convertible into shares of any class or nature (“Additional Shares”), Yeda shall have the same right as afforded to the incorporating shareholders of the Company or contractually granted thereto, to participate in such Share Issue pro rata to Yeda’s then percentage shareholding in the Company, on the same terms and conditions as are offered to other prospective acquirers of Additional Shares in each such Share Issue (such right a “Right of Participation”), all in accordance with the articles of association of the Company.

14.6.	Yeda shall be entitled, by written notice to the Company, to assign, at any time any particular Right of Participation, in whole or in part, or all Rights of Participation, to one or more Permitted Transferees or to Osage University Partners. Any Participation Notice confirming participation in a Share Issue shall further indicate whether the relevant Right of Participation is being exercised by Yeda, by Permitted Transferees, by Osage University Partners or a combination thereof.

14.7.	The provisions of clauses 14.3 to 14.6 shall survive the termination of this Agreement.

15.	Exit FEE

In the event of any M&A Transaction (as defined in the Company’s articles of association), including: (i) a merger of the Company with or into another entity; or (ii) the sale of substantially all of the Company’s shares or assets (any of the aforegoing an “Exit”), the Company confirms and undertakes that Yeda shall, in addition to any entitlement as a shareholder of the Company, within [***] of the closing of the relevant Exit, receive from the Company an amount equal to 1% (one per cent) of the total consideration (of whatever kind) received by the Company’s shareholders as a result of the Exit, following, where relevant, the payment of all deemed liquidation preferences.

For the avoidance of doubt, in the event of an Exit, Yeda shall not be entitled to any share in the consideration received in connection therewith other than the Exit Fee and the proceeds of the sale of any shares issued to Yeda as referred to in clause 14 above.

16.	Notices

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 16:

16.1.	to Yeda at:	P.O. Box 95

Rehovot 76100

Israel

Attention:	the CEO
Facsimile:	(08) 9470739

16.2.	to the Company at:	2 Ilan Ramon Street, Science Park

Ness Ziona 7403635

Israel

Attention:	the CEO
Facsimile:	(08) 9553111

with a copy that will not

constitute notice to:	Pearl Cohen Zedek Latzer Baratz

1 Azrieli Centre,

Round Tower, 18th floor

Tel-Aviv 6702101

Attention: [***]

Facsimile: (03) 6073778

17.	Value Added Tax

The Company shall pay to Yeda all amounts of Value Added Tax imposed on Yeda in connection with the transactions under this Agreement. All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

18.	Governing law and jurisdiction

This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

19.	Miscellaneous

19.1.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

19.2.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof (including the Memorandum of Understanding between Yeda and the Company dated 30 September 2014) and this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

19.3.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by telecopier or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

19.4.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

19.5.	If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

19.6.	Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

19.7.	Any amount payable hereunder by one of the parties to the other that has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the rate of the lower of [***] or the highest rate permitted under applicable law or pro rata for part thereof.

19.8.	All payments to be made to Yeda hereunder shall be made in US Dollars or in Euros by banker’s cheque or by bank transfer to Yeda’s bank account, the details of which are as follows: Bank Leumi le–Israel B.M., Rehovot business branch, 2 Ilan Ramon Street, Ness Ziona, branch #[***], account no. [***]; swift: [***], Routing Number: [***], IBAN no. [***].

19.9.	All payments to be made to Yeda hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax.

19.10.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

19.11.	None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person who is not a party to this Agreement, save for clauses 10 and 12 above.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 22 day of June 2015.

for	YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED	for	MBCURE LTD.

Signature:	/s/ Prof. Mudi Sheves	Signature:	/s/ Dr. Naomi Zak
Name	Prof. Mudi Sheves	Name:	Dr. Naomi Zak
Title	Chairman	Title:	CEO

		Signature:	/s/ Dr. Einat Zisman
		Name:	Dr. Einat Zisman
		Title:	Director

List of Appendices:

A	Existing Know-How
B	The Research Budget
C	The Research Program
D	Letter of Instructions/Power of Attorney
E	MTA
F	Initial Development Program
G	Approved Text
H	Capitalization Table
I	Yeda Anti-Dilution Calculation

Appendix D

Letter of Instructions - Patent Counsel

Date:

To:

The undersigned, on its own behalf and, as applicable, on behalf of its permitted successors and/or assigns, hereby empowers, authorises, directs and instructs you, to:

release the Power of Attorney attached hereto as Annex 1 (the “POA”) to Yeda Research and Development Company Limited and/or, as applicable, its respective successors and/or assigns (“Yeda”), upon Yeda’s first demand to you in writing to such effect (the “Demand”); and

act upon and in accordance with Yeda’s other instructions as may be included in the Demand and/or in any other writing issued to you by Yeda.

You shall hold the POA in escrow pending your receipt of the Demand or Yeda’s other instructions as aforesaid, and upon and as from your receipt of the Demand or Yeda’s other instructions as aforesaid, you shall act solely in accordance therewith, and in no other manner. Without limiting the foregoing, you shall not be entitled to act upon the demand and/or instructions of any person or entity, other than Yeda.

Yeda shall be deemed a third party beneficiary of this Letter of Instructions.

This Letter of Instructions and any of its terms are irrevocable and unconditional on the part of the undersigned and, as applicable, on the part of the undersigned’s permitted successors and/or assigns.

IN WITNESS WHEREOF, the undersigned has executed this Letter of Instructions as of the date hereof, by its duly authorized representatives:

MBCure LTD.

By:
Name:
Title:

Agreed and accepted,

Annex 1

Power of Attorney

Date:

To: Yeda Research and Development Company Ltd.

The undersigned, on its own behalf and, as applicable, on behalf of its permitted successors and/or assigns, hereby empowers and authorises Yeda Research and Development Company Ltd. and/or, as applicable, its respective successors and/or assigns (“Yeda”) and/or any of Yeda’s officers, and appoints Yeda and/or any of Yeda’s officers as the undersigned’s attorney-in-fact, to execute any document and/or instrument including without limitation any deeds of assignment and patent forms and perform any other acts, all on behalf of the undersigned and on behalf of its permitted successors and/or assigns, as Yeda may deem necessary or appropriate for purposes of the assignment to Yeda of the undersigned’s part interest in the Yeda Patents (as such term is defined in the Research and Licence Agreement by and between MBCure LTD. and Yeda of June 22, 2015).

This Power of Attorney and any of its terms are worldwide, and this Power of Attorney is given for the benefit of a third party, and since a third party’s rights are dependent upon the validity of this power of attorney, it is irrevocable and unconditional on the part of the undersigned and, as applicable, on the part of the undersigned’s permitted successors and/or assigns.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date hereof, by its duly authorised representatives:

MBCure Ltd.

By:
Name:
Title:

Appendix I

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